Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces Financial Results for Second Quarter 2010

Denver, Colorado; August 4, 2010 — Intrepid Potash, Inc. (NYSE:IPI) announced today second quarter 2010 financial results, with net income for the quarter of $3.6 million, resulting in $0.05 of earnings per diluted share.  Earnings before interest, taxes, depreciation, and amortization (EBITDA(1)) for the second quarter of 2010 were $13.3 million.

Highlights for the Second Quarter 2010:

•                  As of June 30, 2010, we had $136 million of cash and investments, no outstanding debt, and $125 million of availability under our revolving credit facility.

•                  Potash sales in the second quarter of 2010 were 129,000 tons compared to 80,000 tons in the second quarter of 2009.

•                  The average net realized sales price(2) for potash in the second quarter 2010 was $376 per ton ($414 per metric tonne) compared to $674 per ton ($743 per metric tonne) in the same period of 2009.

•                  Our potash cost of goods sold, net of by-product credits(3), was $206 per ton in the second quarter of 2010 compared to $188 per ton in the second quarter of 2009.  There were no abnormal production costs recognized in the second quarter of 2010, whereas, in the second quarter of 2009, $5.2 million of abnormal production costs were expensed in the period rather than included in cost of goods sold.  Our second quarter 2010 cost of goods sold per ton results fully absorbed all costs attributed to production as we produced within normal ranges during this period.

•                  Potash production in the second quarter of 2010 increased to 165,000 tons compared to 131,000 tons produced in the second quarter of last year.

(1)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP reconciliations set forth later in this press release for additional information.

(2)  Average net realized sales price is calculated as gross sales less freight costs, divided by the number of tons sold in the period.

(3)  Potash cost of goods sold net of by-product credits is defined as total cost of goods sold excluding royalties, depreciation, depletion and amortization.

•                  Average net realized sales price for langbeinite, which we market under the trademark TrioTM, was $162 per ton ($179 per metric tonne) in the second quarter of 2010 compared to $338 per ton ($372 per metric tonne) in the second quarter of 2009.

•                  Sales of TrioTM were 63,000 tons in the second quarter of 2010 compared to 45,000 tons in the second quarter of the prior year.

•                  Langbeinite production in the second quarter of 2010 decreased to 39,000 tons compared to 45,000 tons produced in the second quarter of 2009.

•                  Gross margin in the second quarter of 2010 for the sale of potash was $114 per ton or 30 percent, compared to $426 per ton or 63 percent in the three months ended June 30, 2009.  Gross margin for the sale of TrioTM was $3 per ton or two percent compared to $142 per ton or 42 percent in the same period of 2009.   The most significant drivers of the decrease in margin for each product were the competitive forces in the markets that impacted sales price.

•                  Capital investments in the second quarter of 2010 totaled $9.8 million.

“The second quarter of 2010 represented the return to more normal seasonal agricultural patterns in the United States potash market,” said Bob Jornayvaz, Intrepid’s Executive Chairman of the Board.  “Demand for potash during the quarter was more typical of a normal spring and start of the summer, as we saw strong agricultural demand through April and May, with demand tapering off normally as we entered the summer.  Our agricultural potash sales in the quarter were in line with our expectations and we saw consistent demand from our feed customers.  Our industrial sales volumes, while up 43 percent from the same period a year ago, have not returned as expected in the Rocky Mountain region, a situation that we are addressing by adding a new compaction facility at our Moab plant.  In recent weeks, we have seen demand from large fertilizer distributors begin to pick-up as they prepare for what we believe will be a strong fall fertilizer application season, and due to certain summer price incentive programs instituted by our competitors.  During the second quarter, we continued to bolster our cash position which will allow us to execute on our significant capital investment program, including the Langbeinite Recovery Improvement Project, the Moab Compaction Project and the HB Solar Solution Mine, all which are designed to decrease our per ton operating costs and make our operations more efficient.  We believe demand in the agricultural markets we serve will be strong for the remainder of the year.  Finally, we have recently reached our targeted staffing levels in our operations and we are seeing good success in our mining efforts at our Carlsbad locations that are well timed to fulfill the anticipated market demand.”

Market Conditions

During the second quarter of 2010, spring purchasing of potash in the agricultural sector reached its historically seasonal peak and then demand ebbed as dealers made the decision to exit the planting season with little to no inventory of potash.  What we witnessed in the second quarter is typical of a pre-2008 normal purchasing pattern in the United States agricultural sector, which is that of strong demand during the spring planting season followed by a seasonal lull during the summer growing season.  With recent improvements in commodity pricing, current crop economics are even more favorable and this, in turn, should be supportive of a return to more traditional fertilizer application patterns.

In recent weeks, one of our competitors in North America announced its summer price incentive program, which offers discounts and other incentives for orders placed during the summer ahead of the normal fall fertilizer application season.  Intrepid chose to match the pricing under this program in order to remain competitive in the domestic market.  Due to uncertainty about pricing, dealers worked hard to make sure that they exited the spring season with little to no potash inventory and waited to begin purchasing product for the fall fertilizer application season until pricing in the market became clearer in connection with the producer summer price incentive programs.  As the summer season has progressed, dealers are showing a willingness to take on risk and are buying inventory in advance of the fall season.  We believe the market is shifting to a demand driven profile.  Based on the current seasonal demand levels, we believe that we could have committed our entire granular inventory and second half 2010 production at today’s prices for delivery during the remainder of 2010.  We have, however, elected to be selective of the orders we accept beyond the end of September, based on our belief that stronger pricing will emerge as we exit the third quarter and enter October.

Second Quarter Results & Recent Performance

Income before income taxes for the second quarter of 2010 was $6.1 million compared to $27.5 million in the second quarter of 2009.  Cash flows from operating activities were $32.1 million for the second quarter of 2010, which compares to $34.8 million for the second quarter of 2009.  Adjusted net income(4) for the second quarter of 2010 was $3.7 million compared to adjusted net income of $17.4 million in the same period last year.

Potash

During the second quarter of 2010, Intrepid increased production to 165,000 tons of potash and sold 129,000 tons of potash.  This compares to 131,000 tons produced and 80,000 tons sold in the second quarter of 2009.  The 129,000 tons of potash we sold was at an average net realized sales price of $376 per ton as compared to $674 per ton during the second quarter of 2009.  Our average net realized sales price for the second quarter of 2010 increased as compared to the first quarter of 2010 due in large part to a price increase that went into effect during March 2010.  We do expect, however, that we will see a decline of approximately $35 per ton in our average net realized sales price in the third quarter due to the effect of the current summer price incentive programs described above.

Our potash cost of goods sold, net of by-product credits of $11 per ton, increased to $206 per ton in the second quarter of 2010 from $188 per ton in the second quarter of 2009.  As noted previously, all costs were absorbed into the cost of goods sold calculation in 2010 whereas abnormal production costs of $5.2 million were excluded from the cost of goods

(4)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP reconciliations set forth later in this press release for additional information.

sold calculation in 2009.  Our higher cost of goods sold during the second quarter of 2010 resulted primarily from higher per ton operating costs from our East surface facility in Carlsbad, New Mexico.  While the underground mining operations have been operating as expected and delivering the tons to the mill, the cost side of our East surface facility was a challenge in the second quarter with higher than planned maintenance costs, chemical costs, and lower energy efficiency which drives our utility costs.  As we actively rebuild this plant, construct and improve its facilities, make staffing changes, develop new maintenance systems, commission new equipment and, in general, undertake the hard work of refurbishing and modernizing this asset, we are going to experience a few operational challenges along the way to achieving the Company’s long-term objectives.

Langbeinite — TrioTM

Intrepid sold 63,000 tons of TrioTM in the second quarter of 2010, the majority of which was granular product, at an average net realized sales price of $162 per ton.  This compares to 45,000 tons sold at an average net realized sales price of $338 per ton in the prior year’s second quarter.  Our net realized sales price per ton decreased slightly compared to the first quarter due to the need to match market pricing of our competitor.  Included in our second quarter 2010 sales volumes was a 14,000 ton export order of standard product, albeit at a lower average net realized sales price than we have been receiving from our domestic sales.

Demand for granular TrioTM continues to be robust and we expect Trio™ sales demand will exceed our production for the next few quarters resulting in the need to sell our granular product on an allocated basis.  Part of the reason that we need to allocate tonnage to our TrioTM customers is that, during July 2010, we shut down our langbeinite plant at our East facility for a total of 14 days due to unusually heavy rainfall.  The Carlsbad, New Mexico region received approximately nine inches of rain during late June and July 2010.  For perspective, average total precipitation in Carlsbad is approximately 14 inches per year, and the recent rains put Carlsbad on track to have one of the five wettest years on record since 1912.  This aberrant weather in Carlsbad highlights the importance of our Langbeinite Recovery Improvement Project, which is designed to reduce our freshwater usage in the production of langbeinite, thereby reducing the risk of impacts from significant or unusual weather events like those just experienced.  The recent weather event caused us to curtail langbeinite production so that we could reduce our water consumption, maintain the brine storage capacity of our tailings ponds, and preserve some additional pond storage capacity for future rainfall.  Langbeinite production did resume during portions of July.  We are currently operating at the East facility, yet we will be subject to the impact of any significant precipitation levels until the new plant is operational.  In the interim, we have committed additional resources to the already ongoing construction of increased storm water management capacity and are making improvements in storm water controls to minimize weather exposure until the benefits of the Langbeinite Recovery Improvement Project are realized.

Capital Investment

We are taking active steps to mitigate the impact of lower industrial demand for our standard-sized potash in the Rocky Mountain region by installing a new compaction facility in our Moab, Utah plant which will be able to compact all of our standard production, if necessary, into granular-sized product for the agricultural market.  We expect the Moab compaction facility to be in production at the beginning of 2011.  The longer lead time equipment is already on site and the project is proceeding as planned.

The recent performance of our East facility, while challenging, emphasizes why we have committed to make long-term capital investments in our assets, including the East facility.  During the second quarter of 2010, Intrepid invested approximately $9.8 million related to our 2010 capital program.  The investments in the second quarter of 2010 included engineering for the Langbeinite Recovery Improvement Project and the new Moab compaction facility described above.  Additionally, we began the construction of two new storage domes at our East facility and completed and fully commissioned the wash thickener to improve potash recoveries at the East mine.  Our updated forecast for capital investment in 2010 is $105 - $125 million and will include sustaining, improvement, instrumentation and control projects in addition to the ones highlighted above.

As we continue to invest and upgrade our facilities, hire new employees, develop systems, and integrate new equipment, we may encounter operational disruptions.  We believe, however, that these actions should lead to more reliable operations, with higher recoveries, and lower per ton operating costs.

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons.  One short ton equals 2,000 pounds.  One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Since adjusted net income and EBITDA are non-GAAP financial measures it is necessary to reference the respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release.  Average net realized sales price and cash operating cost of goods sold are defined in the text of this release and the associated financial tables provide the details to recalculate these numbers in accordance with U.S. GAAP.

Conference Call Information

The conference call to discuss second quarter 2010 results is scheduled for August 5, 2010, at 8:00 a.m. MDT (10:00 a.m. EDT). The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call at (800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above calls will require the input of the conference identification number 83725294.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing second quarter 2010 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through September 5, 2010.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or TrioTM/langbeinite; operational difficulties at our facilities; the ability to hire and retain qualified employees; changes in demand and/or production of potash or TrioTM/langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Solar Solution Mine as a solution mine and the further development of our langbeinite recovery assets; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;  disruptions in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009

	Three Months Ended
	June 30, 2010	June 30, 2009
Production volume (in thousands of tons):
Potash	165	131
Langbeinite	39	45

Sales volume (in thousands of tons):
Potash	129	80
TrioTM	63	45

Gross sales (in thousands):
Potash	$50,900	$56,052
TrioTM	$13,418	$17,340
Freight costs (in thousands):
Potash	$2,334	$2,034
TrioTM	$3,239	$2,088
Net sales (in thousands):
Potash	$48,566	$54,018
TrioTM	$10,179	$15,252

Potash statistics (per ton):
Average net realized sales price	$376	$674
Cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	206	188
Depreciation, depletion and amortization	29	20
Royalties	14	22
Total potash cost of goods sold	249	230
Warehousing and handling costs	13	18
Average potash gross margin (exclusive of costs associated with abnormal production)	$114	$426

TrioTM statistics (per ton):
Average net realized sales price	$162	$338
Cost of goods sold (exclusive of items shown separately below)	125	150
Depreciation, depletion and amortization	16	14
Royalties	8	17
Total TrioTM cost of goods sold	149	181
Warehousing and handling costs	10	15
Average TrioTM gross margin (exclusive of costs associated with abnormal production)	$3	$142

*                 On a per ton basis, by-product credits were $11 and $20 for the three month period ended June 30, 2010, and 2009, respectively.  By-product credits were $1.4 million and $1.6 million for the three month period ended June 30, 2010, and 2009, respectively.  Costs associated with abnormal production were zero and $5.2 million for the three month period ended June 30, 2010, and 2009, respectively.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

	Six Months Ended
	June 30, 2010	June 30, 2009
Production volume (in thousands of tons):
Potash	337	268
Langbeinite	96	87

Sales volume (in thousands of tons):
Potash	372	179
TrioTM	132	83

Gross sales (in thousands):
Potash	$142,275	$130,081
TrioTM	$29,402	$32,212
Freight costs (in thousands):
Potash	$7,714	$4,399
TrioTM	$7,625	$4,430
Net sales (in thousands):
Potash	$134,561	$125,682
TrioTM	$21,777	$27,782

Potash statistics (per ton):
Average net realized sales price	$361	$703
Cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	201	215
Depreciation, depletion and amortization	26	19
Royalties	13	24
Total potash cost of goods sold	240	258
Warehousing and handling costs	10	14
Average potash gross margin (exclusive of costs associated with abnormal production)	$111	$431

TrioTM statistics (per ton):
Average net realized sales price	$165	$335
Cost of goods sold (exclusive of items shown separately below)	122	147
Depreciation, depletion and amortization	16	15
Royalties	8	17
Total TrioTM cost of goods sold	146	179
Warehousing and handling costs	9	14
Average TrioTM gross margin (exclusive of costs associated with abnormal production)	$10	$142

*                 On a per ton basis, by-product credits were $9 and $18 for the six month period ended June 30, 2010, and 2009, respectively.  By-product credits were $3.4 million and $3.2 million for the six month period ended June 30, 2010, and 2009, respectively.  Costs associated with abnormal production were $0.5 million and $6.4 million for the six month period ended June 30, 2010, and 2009, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

 (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Sales	$64,318	$73,392	$171,677	$162,293
Less:
Freight costs	5,573	4,122	15,339	8,829
Warehousing and handling costs	2,317	2,098	5,041	3,627
Cost of goods sold	41,416	26,596	108,670	60,909
Costs associated with abnormal production	—	5,179	470	6,374
Other	271	—	540	—
Gross Margin	14,741	35,397	41,617	82,554

Selling and administrative	7,969	7,763	14,582	14,546
Accretion of asset retirement obligation	176	173	352	341
Other	305	589	473	577
Operating Income	6,291	26,872	26,210	67,090

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(478)	251	(1,032)	48
Interest income	177	15	273	32
Insurance settlements in excess of property losses	—	(2)	—	(16)
Other income	102	323	148	182
Income Before Income Taxes	6,092	27,459	25,599	67,336

Income Tax Expense	(2,490)	(13,023)	(10,151)	(28,219)
Net Income	$3,602	$14,436	$15,448	$39,117

Weighted Average Shares Outstanding:
Basic	75,085,873	75,017,097	75,064,966	74,996,419
Diluted	75,125,620	75,030,347	75,128,691	75,006,579
Earnings Per Share:
Basic	$0.05	$0.19	$0.21	$0.52
Diluted	$0.05	$0.19	$0.21	$0.52

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2010 AND DECEMBER 31, 2009

(In thousands, except share and per share amounts)

	June 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$98,009	$89,792
Short-term investments	17,850	11,155
Accounts receivable:
Trade, net	12,263	19,169
Other receivables	816	471
Refundable income taxes	2,450	9,364
Inventory, net	50,563	61,949
Prepaid expenses and other current assets	2,054	2,632
Current deferred tax asset	6,873	9,807
Total current assets	190,878	204,339

Property, plant, and equipment, net of accumulated depreciation of $53,780 and $41,787, respectively	237,709	221,403
Mineral properties and development costs, net of accumulated depletion of $7,844 and $7,174, respectively	33,306	33,929
Long-term parts inventory, net	7,280	7,149
Long-term investments	20,446	6,189
Other assets	5,388	5,532
Non-current deferred tax asset	286,219	290,449
Total Assets	$781,226	$768,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$9,203	$13,523
Related parties	197	129
Accrued liabilities	10,872	12,403
Accrued employee compensation and benefits	8,999	7,028
Other current liabilities	1,525	2,849
Total current liabilities	30,796	35,932

Asset retirement obligation	8,981	8,619
Deferred insurance proceeds	10,124	10,124
Other non-current liabilities	5,246	5,093
Total Liabilities	55,147	59,768

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,100,546 and 75,037,124 shares outstanding at June 30, 2010, and December 31, 2009, respectively	75	75
Additional paid-in capital	557,780	556,328
Accumulated other comprehensive loss	(732)	(689)
Retained earnings	168,956	153,508
Total Stockholders’ Equity	726,079	709,222
Total Liabilities and Stockholders’ Equity	$781,226	$768,990

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$3,602	$14,436	$15,448	$39,117
Deferred income taxes	2,631	11,303	7,164	18,033
Insurance reimbursements	—	2	—	16
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	6,687	4,256	13,226	7,747
Stock-based compensation	1,128	952	2,115	1,287
Unrealized derivative gain	(28)	(846)	(117)	(1,215)
Other	303	393	484	577
Changes in operating assets and liabilities:
Trade accounts receivable	14,519	18,668	6,906	(3,827)
Other receivables	(209)	(428)	(345)	(279)
Refundable income taxes	2,079	(5,045)	6,914	3,386
Inventory	(8,566)	(7,787)	11,255	(14,169)
Prepaid expenses and other assets	(267)	1,541	594	1,728
Accounts payable, accrued liabilities and accrued employee compensation and benefits	10,068	(804)	5,366	(1,492)
Other liabilities	133	(1,809)	(1,115)	465
Net cash provided by operating activities	32,080	34,832	67,895	51,374

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	—	1,998	—	1,984
Additions to property, plant, and equipment	(23,733)	(18,144)	(37,683)	(44,461)
Additions to mineral properties and development costs	(381)	(1,318)	(381)	(4,779)
Purchases of investments	(12,002)	(751)	(23,638)	(751)
Proceeds from investments	2,201	—	2,687	—
Other	—	—	—	16
Net cash used in investing activities	(33,915)	(18,215)	(59,015)	(47,991)

Cash Flows from Financing Activities:
Restricted stock used for employee tax withholding upon vesting	(487)	(415)	(727)	(1,283)
Other	—	12	64	—
Net cash used in financing activities	(487)	(403)	(663)	(1,283)

Net Change in Cash and Cash Equivalents	(2,322)	16,214	8,217	2,100
Cash and Cash Equivalents, beginning of period	100,331	102,459	89,792	116,573
Cash and Cash Equivalents, end of period	$98,009	$118,673	$98,009	$118,673

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Interest, including settlements on derivatives	$519	$446	$1,095	$793
Income taxes	$(2,371)	$6,765	$(4,142)	$6,800

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and unusual items.  Examples of non-cash and unusual charges include insurance settlements in excess of property losses, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	June 30, 2010	June 30, 2009

Net Income	$3,602	$14,436
Adjustments
Insurance reimbursements	—	2
Unrealized derivative gain	(28)	(846)
Costs associated with abnormal production	—	5,179
Other	271	586
Calculated tax effect *	(96)	(1,929)
Total adjustments	147	2,992
Adjusted Net Income	$3,749	$17,428

*Estimated effective tax rate of 39.7 percent for 2010 and 39.2 percent for 2009.

INTREPID POTASH, INC.

NON-GAAP EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AND AMORTIZATION RECONCILIATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009

(In thousands)

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is computed as net income adjusted for the add back of interest expense including derivatives, income tax expense, depreciation, depletion, amortization, asset retirement obligation accretion, and impairment.  This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment.  In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	June 30, 2010	June 30, 2009

Net Income	$3,602	$14,436

Interest expense, including derivatives (gain) loss	478	(251)
Income tax expense	2,490	13,023
Depreciation, depletion, amortization, and accretion	6,687	4,256
Total adjustments	9,655	17,028
Earnings Before Interest, Taxes, Depreciation, and Amortization	$13,257	$31,464